Exhibit 10.5

PG&E CORPORATION

2006 LONG-TERM INCENTIVE PLAN

2011 PERFORMANCE SHARE GRANT

ANTHONY F. EARLEY, JR.

PG&E CORPORATION, a California corporation, hereby grants Performance Shares to the Recipient named below. The Performance Shares have been granted under the PG&E Corporation 2006 Long-Term Incentive Plan, as amended (the “LTIP”). The terms and conditions of the Performance Shares are set forth in this cover sheet and the attached Performance Share Agreement (the “Agreement”).

Date of Grant:	September 13, 2011

Name of Recipient:	Anthony F. Earley, Jr.

Recipient’s Participant ID:

Number of Performance Shares:	29,570

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this Grant, the attached Agreement, and a copy of the prospectus describing the LTIP and the Performance Shares dated March 1, 2011, which is supplemented hereby.

Attachment

This document constitutes part of a

Prospectus covering securities that

have been registered under the

Securities Act of 1933, as amended.

PG&E CORPORATION 2006 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

The LTIP and Other Agreements

This Agreement constitutes the entire understanding between you and PG&E Corporation regarding the Performance Shares, subject to the terms of the LTIP. Any prior agreements, commitments or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement and the LTIP, the LTIP shall govern. Capitalized terms that are not defined in this Agreement are defined in the LTIP. In the event of any conflict between the provisions of this Agreement and the PG&E Corporation Officer Severance Policy or the Prospectus dated March 1, 2011, this Agreement shall govern. The LTIP provides the Committee with discretion to adjust the performance award formula.

For purposes of this Agreement, employment with PG&E Corporation shall mean employment with any member of the Participating Company Group.

Grant of Performance Shares	PG&E Corporation grants you the number of Performance Shares shown on the cover sheet of this Agreement. The Performance Shares are subject to the terms and conditions of this Agreement and the LTIP.

Vesting of Performance Shares	As long as you remain employed with PG&E Corporation, the Performance Shares will vest on December 31, 2013 (the “Vesting Date”). Except as described below, all Performance Shares subject to this Agreement that have not vested shall be forfeited upon termination of your employment.

Settlement in Shares and Settlement Percentage	Vested Performance Shares will be settled in shares of PG&E Corporation common stock, subject to the satisfaction of Withholding Taxes, as described below. The number of shares you are entitled to receive will be calculated by multiplying the number of vested Performance Shares by the “settlement percentage” determined as follows (except as set forth elsewhere in this Agreement):

Upon the Vesting Date, PG&E Corporation’s total shareholder return (“TSR”) will be compared to the TSR of the twelve other companies in PG&E Corporation’s performance comparator group for the period starting on the date on which you start employment with PG&E Corporation (the “Start Date”) and ending on December 31, 2013 (the “Performance Period”). Subject to rounding considerations, if PG&E Corporation’s TSR falls below the 25th percentile of the comparator group the settlement percentage will be 0%; if PG&E Corporation’s TSR is at the 25th percentile, the settlement percentage will be 25%; if PG&E Corporation’s TSR is at the 75th percentile, the settlement percentage will be 100%; and if PG&E Corporation’s TSR is in the top rank, the settlement percentage will be 200%. The following table sets forth the settlement percentages for the other TSR rankings that could be achieved based on PG&E Corporation’s TSR rank within the comparator group:

Number of Companies in Total (Including PG&E Corporation) - 13
	Performance Percentile	Rounded Payout
Rank
1	100%	200%
2	92%	170%
3	83%	130%
4	75%	100%
5	67%	90%
6	58%	75%
7	50%	65%
8	42%	50%
9	33%	35%
10	25%	25%
11	17%	0%
12	8%	0%

Settlement Timing	The final settlement percentage, if any, will be determined as soon as practicable following the date that the Compensation Committee (or Subcommittee of that Committee) of the PG&E Corporation Board of Directors or an equivalent body certifies the TSR percentile rank over the Performance Period pursuant to Section 10.5(a) of the LTIP. Vested Performance Shares will be settled no earlier than January 1, 2014 and no later than March 14, 2014.

Dividends	Each time that PG&E Corporation declares a dividend on its shares of common stock, an amount equal to the dividend multiplied by the number of Performance Shares granted to you by this Agreement shall be accrued on your behalf. If you receive a Performance Share settlement in accordance with the preceding paragraph, at the time of settlement you also shall receive a cash payment equal to the amount of any dividends accrued with respect to your Performance Shares over the Performance Period multiplied by the same settlement percentage used to determine the number of shares you are entitled to receive, if any.

Voluntary Termination	If you terminate your employment with PG&E Corporation voluntarily before the Vesting Date, all of the Performance Shares shall be cancelled as of the date of such termination and any dividends accrued with respect to your Performance Shares shall be forfeited.

Termination for Cause	If your employment with PG&E Corporation is terminated at any time by PG&E Corporation for cause before the Vesting Date, all of the Performance Shares shall be cancelled as of the date of such termination and any dividends accrued with respect to your Performance Shares shall be forfeited.

For these purposes, “cause” means when PG&E Corporation, acting in good faith based upon information then known to it, determines that you have engaged in, committed, or are responsible for (1) serious misconduct, gross negligence, theft, or fraud against PG&E Corporation and/or its affiliates, (2) refusal or unwillingness to perform your duties; (3)
inappropriate conduct in violation of PG&E Corporation’s equal employment opportunity policy; (4) conduct which reflects adversely upon, or making any remarks disparaging of, PG&E Corporation, its Board of Directors, Officers, or
employees, or its affiliates or subsidiaries; (5) insubordination; (6) any willful act that is likely to have the effect of injuring the reputation, business, or business relationship of PG&E Corporation or its subsidiaries or affiliates; (7)
violation of any fiduciary duty; or (8) breach of any duty of loyalty.

Termination other than for Cause	If your employment with PG&E Corporation is terminated by PG&E Corporation other than for cause before the
Vesting Date, all unvested Performance Shares will be cancelled unless your termination of employment was in connection with a Change in Control as provided below.

Death/Disability	If your employment terminates due to your death or disability before the Vesting Date, all of your Performance Shares shall immediately vest and will be settled, if at all, based on the settlement percentages and the timing described in “Settlement in Shares and Settlement Percentage” and “Settlement Timing” above. At the time of settlement you also shall receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your Performance Shares multiplied by the same settlement percentage used to determine the number of shares you are entitled to receive, if any.

Termination Due to Disposition of Subsidiary	(1) If your employment is terminated (other than for cause or your voluntary termination) by reason of a divestiture or change in control of a subsidiary of PG&E Corporation, which divestiture or change in control results in such subsidiary no longer qualifying as a subsidiary corporation under Section 424(f) of the Internal Revenue Code of 1986, as amended, or (2) if your employment is terminated (other than for cause or your voluntary termination) coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation, the Performance Shares shall vest and be settled in the same manner as for a “Termination other than for Cause” described above.

Change in Control	In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue PG&E Corporation’s rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Performance Shares subject to this Agreement. If the Acquiror assumes or continues PG&E Corporation’s rights and obligations under this Agreement or substitutes a substantially equivalent award, TSR for the Performance Period shall be calculated by combining (a) the TSR of PG&E Corporation for the period from the Start Date to the date of the Change in Control, and (b) the TSR of the Acquiror from the date of the Change in Control to the Vesting Date. In all other respects, the settlement percentage will be determined following the methology in “Settlement in Shares and Settlement Percentage” above. Any vested Performance Shares will be settled based on the timing described in “Settlement Timing” above. At the time of settlement you also shall receive a cash payment, if any, equal to the amount of dividends accrued with respect to your Performance Shares over the Performance Period multiplied by the same settlement percentage used to determine the number of shares you are entitled to receive, if any.

If the Change in Control of PG&E Corporation occurs before the original Vesting Date, and if this Award is neither assumed nor continued by the Acquiror or if the Acquiror does not provide a substantially equivalent award in substitution for the Performance Shares subject to this Agreement, all of your outstanding Performance Shares shall automatically vest and become nonforfeitable on the date of the Change in Control. The settlement percentage, if any, will be based on TSR for the period from the Start Date to the date of the Change in Control compared to the TSR of the other companies in PG&E Corporation’s comparator group for the same period. In all other respects, the settlement percentage will be determined following the methology in “Settlement in Shares and Settlement Percentage” above. Any vested Performance Shares will be settled based on the timing described in “Settlement Timing” above. At the time of settlement you also shall receive a cash payment, if any, equal to the amount of dividends accrued with respect to your Performance Shares to the date of the Change in Control multiplied by the same settlement percentage used to determine the number of shares you are entitled to receive, if any.

Termination In Connection with a Change in Control	If your employment is terminated by PG&E Corporation other than for cause in connection with a Change in Control within two years following the Change in Control, all of your outstanding Performance Shares (to the extent they did not previously vest upon failure of the Acquiror to assume or continue this Award) shall automatically vest and become nonforfeitable on the date of termination of your employment. If your employment is terminated by PG&E Corporation other than for cause in connection with a Change in Control within three months before the Change in Control occurs, all of your outstanding Performance Shares will automatically vest in full and become nonforfeitable (including the portion that you would have otherwise forfeited based on the proration of vested Performance Shares through the date of termination of your employment) as of the date of the Change in Control. Your vested Performance Shares will be settled, if at all, based on the timing described above in “Settlement Timing” and the settlement percentages described above in “Change in Control.” At the time of settlement you shall also receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your vested Performance Shares multiplied by the same settlement percentage used to determine the number of shares you are entitled to receive, if any. PG&E Corporation shall have the sole discretion to determine whether termination of your employment was made in connection with a Change in Control.

Withholding Taxes	The number of shares of PG&E Corporation common stock that you are otherwise entitled to receive upon settlement of Performance Shares will be reduced by a number of shares having an aggregate Fair Market Value, as determined by PG&E Corporation, equal to the amount of any Federal, state, or local taxes of any kind required by law to be withheld by PG&E Corporation in connection with the Performance Shares determined using the applicable minimum statutory withholding rates, including social security and Medicare taxes due under the Federal Insurance Contributions Act and the California State Disability Insurance tax (“Withholding Taxes”). If the withheld shares were not sufficient to satisfy your minimum Withholding Taxes, you will be required to pay, as soon as practicable, including through additional payroll withholding, any amount of the Withholding Taxes that is not satisfied by the withholding of shares described above.

Leaves of Absence

For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed. If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment. See above under “Voluntary Termination.”

PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

No Retention Rights	This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation. Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

A-5